N-SAR EXHIBIT: Sub-item 77M.
EQ ADVISORS TRUST
Item 77M: Mergers

1.)  In response to Sub-Items 77M(a) and (b), All Asset Growth – Alt 20 Portfolio, pursuant to a Plan of Reorganization and Termination, acquired the assets and liabilities of CharterSM  Alternative 100 Moderate Portfolio, a series of the AXA Premier VIP Trust, effective at the close of business on May 19, 2017.  The merger was approved by the EQ Advisor Trust’s Board of Trustees at a meeting held November 30-December 1, 2016.  The shareholders of CharterSM Equity Portfolio approved the merger at a special meeting held on March 28, 2017.

1.)  In response to Sub-Items 77M(a) and (b), All Asset Growth – Alt 20 Portfolio, pursuant to a Plan of Reorganization and Termination, acquired the assets and liabilities for each of All Asset Growth – Alt 25 Portfolio, All Asset Growth – Alt 50 Portfolio, and All Asset Growth – Alt 75 Portfolio, (the “Acquired Portfolios”) effective at the close of business on May 19, 2017.  The merger was approved by the EQ Advisor Trust’s Board of Trustees at a meeting held November 30-December 1, 2016.  The shareholders of the Acquired Portfolios approved the mergers at a special meeting held on March 28, 2017.
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